As filed with the Securities and Exchange Commission on April 11, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The9 Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Building No. 3, 690 Bibo Road

Zhang Jiang Hi-Tech Park

Pudong New Area, Pudong

Shanghai 201203

People’s Republic of China

(Address of Principal Executive Offices)

Fifth Amended and Restated

2004 Stock Option Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(Name and address of agent for service)

(212) 750-6474

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

George Lai Chief Financial Officer The9 Limited Building No. 3, 690 Bibo Road Zhang Jiang Hi-Tech Park Pudong New Area, Pudong Shanghai 201203 People’s Republic of China Tel: +86-21-5172-9999	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +852-3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.01 per share(1)	8,000,000(2)(3)	1.53(2)	$12,240,000.00	$1,232.57

(1)	These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6, as amended (File No.: 333-156635).
(2)	Represents 8,000,000 ordinary shares that have been added to the award pool under the Fifth Amended and Restated 2004 Stock Option Plan (the “Plan”) and are reserved for future issuances pursuant to award grants under the Plan. Option awards to purchase such 8,000,000 ordinary shares at an exercise price of US$1.53 per share have been granted and are outstanding as of the date of this registration statement. The proposed maximum offering price per share represents the exercise price of such outstanding options for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). In addition, pursuant to Rule 416(a) under the Securities Act, this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Plan.
(3)	Any ordinary shares covered by an award (or portion of an award) granted under the Plan which expires or terminates for any reason or becomes unexercisable without having been exercised in full, or is surrendered, shall become available for future grant or sale under the Plan, unless the Plan has terminated. Ordinary shares that actually have been issued under the Plan pursuant to an award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested ordinary shares are repurchased by the Company at their original issue price and cancelled, such ordinary shares shall become available for future grant under the Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 8,000,000 ordinary shares of The9 Limited (the “Registrant”) that have been added to the award pool pursuant to the terms of Fifth Amended and Restated 2004 Stock Option Plan (the “Plan”).

Previously, an aggregate of 6,449,614 ordinary shares of the Registrant were registered for issuance under the Plan pursuant to the Registrant’s registration statements on Form S-8 filed on August 19, 2005 (File No. 333-127700), as amended, December 19, 2008 (File No.: 333-156306) and August 12, 2010 (File No.: 333-168780)(collectively, the “Prior Registration Statements”). In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference, except as otherwise set forth herein. In November 2015, the board of directors of the Registrant has approved an increase of 8,000,000 ordinary shares to the award pool under the Plan. The newly added 8,000,000 ordinary shares are being registered on this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 11, 2016; and

(b)	The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 000-51053) filed with the Commission on November 30, 2004, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on April 11, 2016.

The9 Limited

By:	/s/ Jun Zhu
	Name:	Jun Zhu
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Jun Zhu and George Lai, and each of them, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Zhu Jun Zhu	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	April 11, 2016

/s/ George Lai George Lai	Chief Financial Officer and Director (principal financial and accounting officer)	April 11, 2016

/s/ Davin Alexander Mackenzie	Director	April 11, 2016
Davin Alexander Mackenzie

/s/ Kwok Keung Chau	Director	April 11, 2016
Kwok Keung Chau

/s/ Ka Keung Yeung Ka Keung Yeung	Director	April 11, 2016

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of The9 Limited, has signed this registration statement or amendment thereto in New York, New York, the United States, on April 11, 2016.

Authorized U.S. Representative

By:	/s/ Giselle Mason
Name: Giselle Mason
Title: SOP Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of The Registrant as currently in effect (incorporated by reference to Exhibit 1.1 from our Annual Report on Form 20-F (file no.: 001-34238) filed with the Securities and Exchange Commission on April 7, 2011)

4.2	Specimen Certificate for Ordinary Shares of The Registrant (incorporated by reference to Exhibit 4.2 from our Registration Statement on Form F-1 (file no. 333-120810) filed with the Securities and Exchange Commission on November 26, 2004)

4.3	Form of Deposit Agreement dated as of December 20, 2004, as amended and restated as of January 16, 2009, as further amended and restated as of March 20, 2009, and as further amended and restated as of December 3, 2010 among The Registrant, The Bank of New York Mellon, as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 1 of our Post-Effective Amendment No. 2 to the Registration Statement on Form F-6 (file no. 333-156635) filed with the Securities and Exchange Commission on November 19, 2010)

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.1	Fifth Amended and Restated 2004 Stock Option Plan (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 20-F (file no. 001-34238) filed with the Securities and Exchange Commission on April 11, 2016)

23.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm

23.2*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent registered public accounting firm of System Link Corporation Limited

23.3*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page hereto)

*	Filed herewith.